Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of March 31, 2023

($ in thousands, except per share amounts)

(unaudited)

ASSETS
Dividend receivable	$131
Unaffiliated investments at fair value (cost $737,330)	737,454
Interest receivable	15
Income tax receivable	679,603
Other assets	2,061

Total assets	$1,419,264

LIABILITIES
Deferred and other tax liabilities	$9,528
Payable to directors, officers and employees	12,746
Payable to advisor	58
Other liabilities	8,131

Total liabilities	$30,463

Net assets	$1,388,801

Net assets consist of:
Total distributable earnings, net of deferred taxes	$1,388,801

Total net assets	$1,388,801

Shares outstanding	519,511,366
NAV per share	$2.67